AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Agreement”), is made and is effective as of the 25th day of February, 2005, between CITY HOLDING COMPANY, a West Virginia corporation (“Employer”), and CRAIG G. STILWELL (“Employee”).

RECITALS

A. Employer wishes to employ Employee as its Executive Vice President of Retail Banking and as Executive Vice President of Retail Banking of its subsidiary, City National Bank of West Virginia (“City National”). For purposes of this Agreement, “Employer” shall include City National where the contact so requires.

B. Employer and Employee previously entered into an Amended and Restated Employment Agreement, effective as of November 18, 2003 (“Prior Agreement”), and now desire to amend such Prior Agreement as provided herein and to confirm such Agreement in all respects, including the amendments provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Section 1 of the Prior Agreement is amended to read, in its entirety, as follows.

Employee is employed as Executive Vice President of Retail Banking of Employer and Executive Vice President of Retail Banking of City National. Employee shall have such duties and responsibilities as are commensurate with such positions. Employee accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice and direction of Employer’s Chief Executive Officer. Employee shall perform such duties as are customarily performed by one holding such positions in other same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other services and duties as may be reasonably assigned to him from time to time by Employer’s Chief Executive Officer, consistent with his positions. If Employer, without the written consent of Employee, assigns to Employee duties which the Employee deems inconsistent with the title, position and status of

Executive Vice President of Retail Banking, such action at Employee’s option, to be exercised within 60 days of such change, shall constitute “Termination for Good Reason,” with the effect provided for in Section 6(d).

2. Additional Termination Benefits; Survival. The Prior Agreement is hereby amended to provide for new Sections 9 and 10 to read, in their entirety, as follows:

9. Additional Compensation. Notwithstanding anything to the contrary in Section 6, in the event that Employee: (i) dies; (ii) becomes disabled; (iii) is terminated without Just Cause; or (iv) terminates pursuant to the last sentence of Section 1 or Subsection 8(g) hereof or for Good Reason, except that, for purposes of this Section 9 only, “Good Reason” shall not include the provisions of Subsection 6(d)(v), unless one or more of the factors of Subsections 6(d)(i) to (iv) also occur, then in addition to any other compensation payable hereunder, Employee shall be paid a lump sum payment in an amount equal to Employee’s Termination Compensation (as defined in Subsection 6(a)). The additional compensation payable under this Section 9 shall be paid within thirty (30) days of Employee’s termination of employment except to the limited extent necessary to delay payment to avoid adverse tax consequences to Employee under Section 409A of the Internal Revenue Code of 1986, as amended. For purposes of clarity, the parties agree that the payment provided for under this Section 9 shall not be payable in the event of voluntary termination of employment by Employee, except that such payment shall be made in the event of termination pursuant to the last sentence of Section 1 or Subsection 8(g) hereof or for Good Reason.

10. Survival. To the extent necessary to effectuate the terms of this Agreement, the terms of this Agreement, and the respective rights and obligations of the parties, which must survive the termination of Employee’s employment or the termination of this Agreement shall so survive. Without limiting the foregoing, Sections 5, 6(a), 6(c), 6(d), 6(e), 6(g), 8(g) and 9 shall expressly survive the termination of this Agreement.

3. No Other Changes. Except as amended hereby, the Prior Agreement shall remain in full force and effect, in all respects, in accordance with the terms thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

City Holding Company

By	/s/ Charles R. Hageboeck
Name:	Charles R. Hageboeck
Title:	President & Chief Executive Officer

Employee:

/s/ Craig G. Stilwell
Craig G. Stilwell

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